Exhibit 23.1

Consent of Independent Registered Chartered Accountants

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form F-1) and related Prospectus of DragonWave Inc. for the registration of units consisting of common shares (no par value) and warrants (to purchase common shares), and to the incorporation  by reference therein of our reports dated May 18, 2016, with respect to the consolidated financial statements of DragonWave Inc., and May 12, 2015 with respect to the consolidated   financial   statements   and  the  effectiveness   of  internal  control  over  financial   reporting   of DragonWave Inc., included in its Annual Report (Form 20-F) for the year ended February 29, 2016, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP
Ottawa, Canada	Chartered Professional Accountants
July 6, 2016	Licensed Public Accountants